Exhibit j.(2)
SUTHERLAND ASBILL & BRENNAN LLP

BIBB L. STRENCH	1275 Pennsylvania Avenue, NW
DIRECT LINE: 202.383.0509	Washington, DC 20004-2415
Internet: bibb.strench@sablaw.com	202 383-0100 fax 202 637-3593 www.sablaw.com

March 1, 2007
Board of Directors
Homestead Funds, Inc.
4301 Wilson Boulevard
Arlington, VA 22203

Re:	Homestead Mutual Funds, Inc. Post-Effective Amendment No. 32
Directors:
      We hereby consent to the reference to our name under the caption “Legal Matters” in the statement of additional information filed as a part of the post-effective amendment No. 32 to the Form N-1A registration statement for Homestead Funds, Inc. (File No. 33-35788). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,
SUTHERLAND ASBILL & BRENNAN LLP
By:	/s/ Bibb L. Strench
Bibb L. Strench
BLS/sab
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